Exhibit 99.1

Internet Brands Announces Completion of Acquisition by Hellman & Friedman

EL SEGUNDO, California (December 17, 2010) — Internet Brands, Inc. (NASDAQ:INET), a leading Internet media company, today announced that investment funds managed by Hellman & Friedman LLC has completed the previously announced acquisition of Internet Brands.

On December 16, 2010, Internet Brands’ stockholders approved the going-private transaction at a special meeting of stockholders.  Pursuant to the definitive merger agreement among Internet Brands, Micro Acquisition Corp. and Micro Holding Corp., dated as of September 17, 2010, Internet Brands stockholders will receive $13.35 per share in cash, without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger (other than shares owned by Micro Holding Corp., Micro Acquisition Corp., Internet Brands and their subsidiaries, and by stockholders who have perfected and not withdrawn a demand for appraisal rights).  Internet Brands’ Class A common stock will cease trading on The NASDAQ Global Select Market at the close of market today and will be delisted.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of Internet Brands common stock in exchange for the merger consideration.  Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

Investing alongside lead investor Hellman & Friedman is JMI Equity, a private equity firm focused on the internet, software and business services industries.

Simpson Thacher & Bartlett LLP served as counsel to Hellman & Friedman.  Munger, Tolles & Olson LLP served as counsel to Internet Brands. Jefferies & Company, Inc. acted as exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to the Special Committee of the Board of Directors of Internet Brands.

About Internet Brands, Inc.

Internet Brands, Inc. (NASDAQ: INET) is a unique and leading Internet media company.  The company owns and operates more than 100 websites that are leaders in their vertical markets.  In total, these sites organically attract (without paid marketing) approximately 70 million unique visitors per month.  The vast majority of these sites have very strong community participation. Internet Brands is unique in its ability to monetize Internet audiences.  The company’s proprietary platform optimizes yields from its more than 40,000 direct advertisers spanning seven vertical categories.  The platform is core to the company’s acquisitions strategy, providing a cost-efficient and scalable approach to expanding the company’s online footprint.  Internet Brands was founded in 1998 by Idealab, a creator and operator of technology companies based in Pasadena, California.

About Hellman & Friedman

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. Since its founding in 1984, Hellman & Friedman has raised over $25 billion of committed capital. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including energy & industrials, software, business & marketing services, internet & digital media, financial services, insurance, media, and healthcare. For more information on Hellman & Friedman, visit www.hf.com.

About JMI Equity

JMI Equity is a growth equity firm focused on investing in leading software, internet, business services and healthcare IT companies. Founded in 1992, JMI Equity has invested in more than 100 businesses in its target markets and has over $2.1 billion of committed capital under management.  JMI Equity provides capital for growth, recapitalizations, acquisitions and buyouts. Representative investments include Blackbaud, DoubleClick, Eloqua, Navicure, Nimsoft and Service-now.com.  For more information on JMI Equity, visit www.jmiequity.com.

Contacts:

Investors

Scott Friedman

Chief Financial Officer

Internet Brands, Inc.

310-280-4000

Scott.Friedman@internetbrands.com

Investors and Media

Laura Foster

Senior Vice President

Addo Communications

310-281-6346

Lauraf@addocommunications.com

Brendan McManus
Senior Account Executive

The Abernathy MacGregor Group for Hellman & Friedman

212-371-5999

bfm@abmac.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements containing words such as “may,” “could,” “should,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” similar expressions or statements of current expectation or opinion and any statements of assumptions underlying the foregoing.  Investors and security holders are cautioned not to place undue reliance on forward-looking statements.  Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties.  Risks and uncertainties that could cause results to differ from expectations include risks relating to the ability to recognize benefits of the merger, risks that the transaction may disrupt current plans and operations, and potential difficulties in employee retention as a result of the merger. Additional factors that may affect the future results of Internet Brands are set forth in its filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in Internet Brands’ Annual Report on Form 10-K for the annual period ended December 31, 2009 and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010.  Internet Brands does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law.